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EXHIBIT 99.1


For Immediate Release: March 1, 2005                                NEWS RELEASE
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TELKONET RECEIVES CE CERTIFICATION FOR ITS HIGH-SPEED INTERNET ACCESS SYSTEM
Enables Products to be Sold  within the European Union

GERMANTOWN, MD, TELKONET, INC. (AMEX: TKO), THE LEADER IN PROVIDING IN-BUILDING BROADBAND ACCESS OVER EXISTING ELECTRICAL WIRING, today announced that its high-speed Internet access system has received the Conformite Europeene (CE) certification. The CE mark is the official marking required by the European community indicating that a product has met rigorous testing standards and is approved for sale within the European Union (EU).

David Powell, Managing Director, International - Telkonet, commented, "The CE certification confirms that our products fulfill the requirements as defined in the European Directives. This is a significant milestone for Telkonet, as we can now commence accepting sales orders and installing our high-speed Internet system throughout the European Union and in other countries outside the EU that respect the CE certification."

"In anticipation of the CE certification, we successfully tested our system in hotels, apartments, schools and universities, and are focused on military and government applications in various countries, and can now move forward to solidify these opportunities and deploy our system. With this certification now in hand, Telkonet is positioned to pursue exciting growth opportunities with our European channel partners and to further expand our European distributor network," said Ronald W. Pickett, President and Chief Executive Office of Telkonet.

ABOUT TELKONET

Telkonet's products provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring or major disruption of business activity. In many situations, the Telkonet system can be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system. The Telkonet family of networking and internetworking products offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. For more information, please visit www.telkonet.com.


CONTACTS:
Jody Janson
Investors Stock Daily, Inc.
585-232-5440
jody@istockdaily.com

Jeff Myhre
Porter, LeVay & Rose, Inc.
212-564-4700
jeffrey@plrinvest.com
www.plrinvest.com


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Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).